BRENEX OIL CORP. ANNOUNCES COMPLETION OF ACQUISITION OF CINEMAELECTRIC, INC.

Salt Lake City, Utah - October 1, 2003 - Brenex Oil Corp. ("Brenex" or the "Company") (OTCBB: BRXO) announced the completion of its planned acquisition of CinemaElectric, Inc. ("CinemaElectric"). Brenex issued 16,666,667 post-split shares of its common stock to the shareholders of CinemaElectric for all of the outstanding securities of CinemaElectric. Outstanding options and warrants of CinemaElectric were also exchanged for like options and warrants of Brenex.

As part of the Acquisition, Brenex also issued 1,666,667 post-split shares of its common stock to Universal Communication Systems, Inc. (OTCBB: UCSY) in exchange for certain rights that Universal had under a non-binding Letter of Intent with CinemaElectric.

As part of the definitive agreement, and prior to closing, Brenex completed a forward split of its outstanding securities of approximately 15 shares for every one share outstanding.

James F. Robinson, John D. Beard and Steven Barnes, directors and executive officers of CinemaElectric prior to the completion of the acquisition, were designated as directors and executive officers of Brenex on closing.

Brenex has simultaneously filed a "dba" to do business under the name "CinemaElectric, Inc." in the State of Utah, and the new Board of Directors and majority stockholders have approved a name change to "CinemaElectric, Inc." to be effective following the required SEC filing and mailing of an Information Statement to its stockholders.

CinemaElectric is the creator of PocketCinema(tm) format multimedia and intends to become a leading provider of multimedia entertainment for mobile devices. Founded in 1999 by feature filmmaker James F. Robinson, CinemaElectric is believed to own the world's largest library of multimedia content for mobile devices. The Hollywood-based studio produces full-motion video, animations, screensavers, wallpaper, picture messages and MMS entertainment for a rapidly growing mobile content audience throughout the world. CinemaElectric content is in commercial distribution to mobile consumers in Europe, North America, Asia, the Middle East and Australia.

Website:  http://www.CinemaElectric.com <http://www.CinemaElectric.com/>

WAP:  wap.cinemaelectric.com/demo

This Press Release does not constitute an offer of any securities for sale.

***
This Press Release may contain forward-looking statements, including the Company's beliefs about its business prospects and future results of operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, the successful execution of the Company's plan of operation, changes in the Company's anticipated earnings, continuation of current contracts, other applicable regulations and other factors detailed in the Company's filings with the Securities and Exchange Commission, including its most recent Forms 10-KSB and 10-QSB. In addition, the factors underlying Company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The Company does not undertake to update them; however, it may choose from time to time to update them and if it should do so, it will disseminate the updates to the investing public.

Contact: Yui Yamane
               CinemaElectric, Inc.
              +1 213 534 3400